Exhibit 4(g)(2) - Amendment 2 to Amended and Restated Credit Agreement with Carolina First Bank

                               AMENDMENT NUMBER 2
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


                                                                January 30, 2003


One Price Clothing Stores, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing of Puerto Rico, Inc.
1875 East Main Street
Duncan, South Carolina 29334

One Price Clothing - U.S. Virgin Islands, Inc.
1875 East Main Street
Duncan, South Carolina 29334



Gentlemen:

Carolina First Bank ("Bank"), One Price Clothing Stores, Inc. ("One Price"), One Price Clothing of Puerto Rico, Inc. ("One Price, P.R."), and One Price Clothing
- U.S. Virgin Islands, Inc. ("One Price V.I.", and together with One Price and One Price, P.R., individually referred to as a "Borrower" and collectively as "Borrowers") have entered into certain financing arrangements pursuant to the Amended and Restated Credit Agreement, dated June 21, 2002, between Bank and Borrowers, as amended by Amendment No. 1, dated November 1, 2002 ( the "Credit Agreement"). All capitalized terms used herein and not herein defined shall have the meanings given to them in the Credit Agreement.

Borrowers have requested that Bank reduce the Net Worth covenant in the Credit Agreement, effective January 30, 2003, and Bank is willing to agree to this Amendment, subject to the terms and conditions set forth herein.

In consideration of the foregoing, the mutual agreements and covenants contained herein and other good and valuable consideration, the parties hereto agree as follows:

1. Section 2.1(c) of the Credit Agreement is hereby amended by deleting the number "$200,000" and replacing it with the number "$100,000."

2. Section 2.1(d) of the Credit Agreement is hereby amended by deleting the existing language appearing therein, and substituting therefor the following:

                  (d) The term of each individual Letter of Credit issued shall not exceed ninety (90) days, and the expiration date of a Letter of Credit shall not extend beyond June 30, 2003.

3. Section 3.1 of the Credit Agreement is hereby amended by deleting the existing language appearing therein, and substituting therefor the following:

                  Borrowers shall pay to Bank an additional facility fee for Amendment No. 2 in the amount of $50,000.

4. Section 5 of the Credit Agreement is hereby amended by deleting the existing language appearing therein, and substituting therefor the following:

                   SECTION 5. COLLATERAL. To secure the prompt payment and performance to Bank of the Obligations, Borrower hereby grants to Bank a continuing security interest in and lien upon all the following Property and interests in Property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:

                   5.1 Real Property. The Mortgage dated October 30, 2001 and recorded in the Register of Deeds Office for Greenville County on October 31, 2001 in Book 3571, Page 1007 shall be cross-collateralized with the Obligations so that the real property described in the Mortgage shall serve as collateral for the Obligations.

                   5.2 Bank's Rights to the Property and the Transportation Documents. Bank has the following rights until Borrowers have satisfied the requirements of Section 2.1(e).

                                    (a) Bank's Ownership Rights. Borrowers have
                  conveyed and assigned to Bank all rights they may have in the Property and the Transportation Documents, and Bank shall have the unqualified right to the possession and disposal of any and all Property and Transportation Documents.

                                    (b) No Waiver by Bank. Nothing Bank does or
                  attempts to do, including the sale or disposal of the Property or the transfer and assignment of the Transportation Documents, in connection with protecting its rights in the Property and the Transportation Documents shall operate as a waiver or an estoppel to its right to be paid for Borrowers' Obligations pursuant to Section 2.


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5. Section 8.6 of the Credit Agreement is hereby amended by deleting the existing language appearing therein, and substituting therefor the following:

                  Net Worth. Borrowers shall have a Net Worth of at least the following amounts as at the end of the following time periods:
(i) $6,000,000 as of 1/30/03 (ii) $4,281,000 as of 2/28/03 (iii) $3,499,000 as
of 3/31/03 (iv) $4,362,000 as of 4/30/03 (v) $5,004,000 as of 5/31/03

6. Section 9.1 of the Credit Agreement is hereby amended by adding 9.1(h) as follows:

                   (h) any event of default occurs under, or any of Borrowers default in the performance or observance of, any term, covenant, condition or agreement contained in any other note, mortgage, or other document evidencing an obligation to Bank, and such default shall continue beyond any applicable period of grace, if any.

7. Miscellaneous.

         a. This Amendment contains the entire agreement of the parties with respect to the specific subject matter hereof and supersedes all prior or contemporaneous term sheets, proposals, discussions, negotiations, correspondence, commitments, and communications between or among the parties concerning the subject matter hereof. This Amendment may not be modified or any provision waived, except in writing, signed by the party against whom such modification or waiver is sought to be enforced. Except as specifically modified herein, the Credit Agreement is hereby ratified, restated, and confirmed by the parties hereto as of the effective date hereof. To the extent of a conflict between the terms of this Amendment Number 2 on the one hand and the Credit Agreement on the other hand, the terms of this Amendment Number 2 shall control.

         b. Governing Law. This Amendment and the rights and the obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of South Carolina, with regard to principals of conflicts of law.


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         c. Binding Effect. This Amendment shall be binding and inure to the benefit to each of the parties hereto and their respective successors and assigns. d. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one in the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto.

By the signature hereto of each of their duly authorized officers, all of the parties hereto mutually covenant and agree as set forth herein.

Sincerely,

CAROLINA FIRST BANK

By: /s/ Edward P. West, Jr.
    ----------------------------------------
    Edward P. West, Jr.
    Executive Vice President

AGREED AND ACCEPTED:

ONE PRICE CLOTHING STORES, INC.


By: /s/ C. Burt Duren
    ----------------------------------------
    C. Burt Duren
    Vice President - Finance & Treasurer

ONE PRICE CLOTHING OF
PUERTO RICO, INC.


By: /s/ C. Burt Duren
    ----------------------------------------
    C. Burt Duren
    Vice President - Finance & Treasurer

ONE PRICE CLOTHING -
U.S. VIRGIN ISLANDS, INC.


By: /s/ C. Burt Duren
    ----------------------------------------
    C. Burt Duren
    Vice President - Finance & Treasurer